Exhibit 4.1

EXECUTION VERSION

Triumph

FOURTH AMENDMENT TO AMENDED AND RESTATED RECEIVABLES PURCHASE

AGREEMENT AND AMENDMENT TO PLEDGE AGREEMENT

This FOURTH AMENDMENT TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT AND AMENDMENT TO PLEDGE AGREEMENT (this “Amendment”), dated as of December 22, 2023, is among TRIUMPH RECEIVABLES, LLC, a Delaware limited liability company, as seller (the “Seller”), TRIUMPH GROUP, INC., a Delaware corporation (“Triumph”), as servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), as a Related Committed Purchaser, as an LC Participant, as a Purchaser Agent, as administrator (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrator”) and as issuer of letters of credit (in such capacity, together with its successors and permitted assigns in such capacity, the “LC Bank”). Capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Agreement (as defined below).

RECITALS

1. The parties hereto are parties to the Amended and Restated Receivables Purchase Agreement, dated as of September 29, 2020 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Agreement”).

2. Each of Triumph Thermal Systems—Maryland Inc. and Triumph Composite Systems Inc. (each a “Released Originator,” and together, the “Released Originators”), Triumph and PNC, inter alios, are parties to the Pledge Agreement, dated as of April 11, 2022 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Pledge Agreement”) pursuant to which the Released Originators pledged in favor of PNC the Company Note made by the Seller to each of the Released Originators (collectively, the “Pledged Collateral”).

3. Concurrently herewith, the Servicer, the Seller and the Originators are entering into that certain Second Amendment to the Amended and Restated Purchase and Sale Agreement, dated as of the date hereof (the “PSA Amendment”).

4. Concurrently herewith, PNC, the Structuring Agent, the Seller and Servicer are entering into that certain Thirteenth Amended and Restated Purchaser Group Fee Letter, dated as of the date hereof (the “Fee Letter” and together with the PSA Amendment, collectively, the “Related Agreements”).

5. The parties hereto desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. Amendments to the Agreement. The Agreement is hereby amended to incorporate the changes shown on the marked pages of the Agreement attached hereto as Exhibit A.

SECTION 2. Conditions to Effectiveness.

This Amendment shall become effective as of the date hereof, provided that neither the Facility Termination Date nor a Termination Event or Unmatured Termination Event has occurred and subject to the condition precedent that the Administrator shall have received each of the following, each duly executed and dated as of the date hereof (or such other date satisfactory to the Administrator), in form and substance satisfactory to the Administrator:

(a) counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto;

(b) counterparts of each of the Related Agreements (whether by facsimile or otherwise) executed by each of the respective parties thereto;

(c) evidence that the “Amendment Fee” (as defined in the Fee Letter) has been received by the Structuring Agent;

(d) a pro forma Information Package prepared after giving effect to the transactions contemplated by this Amendment and the Related Agreements; and

(e) such other documents, agreements, certificates, opinions and instruments as the Administrator may reasonably request prior to delivery by the Administrator of an executed counterpart of this Amendment.

SECTION 3. Consents to Related Agreements. Each of the parties hereto consents to the execution and delivery of each Related Agreement on the date hereof.

SECTION 4. Release of Released Originators. The parties hereto hereby agree that upon the effectiveness of this Amendment, each Released Originator shall no longer be a party to the Pledge Agreement and shall no longer have any obligations or rights thereunder (other than such obligations which by their express terms survive termination of the Pledge Agreement).

SECTION 5. Release of Pledged Collateral. Upon the effectiveness of this Amendment, (i) all security interests granted by the Released Originators under or pursuant to the Pledge Agreement shall be automatically, absolutely, unconditionally, irrevocably and forever terminated, released and discharged, (ii) PNC shall return the Pledged Collateral to each Released Originator (or at their direction) for cancellation, and (iii) PNC shall take all reasonable additional step reasonably required by the Released Originators of the Seller as may be required to release PNC’s security interest in the Pledged Collateral.

SECTION 6. Authorization to File Financing Statement Terminations. Upon the effectiveness of this Amendment, the Released Originators hereby authorize the Administrator to file (at the expense of the Seller) UCC-3 terminations in substantially the forms of Exhibit B hereto, terminating the UCC-1 financing statements identified on Exhibit C hereto.

SECTION 7. Representations and Warranties.

Each of the Seller and the Servicer, as applicable, hereby represents and warrants to each Purchaser, each LC Participant, each Purchaser Agent, the LC Bank and the Administrator as follows:

(a) Representations and Warranties. The representations and warranties contained in Exhibit III of the Agreement are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date).

(b) Enforceability. The execution and delivery by each of the Seller and the Servicer of this Amendment, and the performance of each of its obligations under this Amendment and the Agreement, as amended hereby, are within each of its organizational powers and have been duly authorized by all necessary action on each of its parts. This Amendment and the Agreement, as amended hereby, are each of the Seller’s and the Servicer’s valid and legally binding obligations, enforceable in accordance with its terms.

(c) No Default. Immediately after giving effect to this Amendment and the transactions contemplated hereby and thereby, no Termination Event or Unmatured Termination Event exists or shall exist.

SECTION 8. Effect of Amendment; Ratification. Except as specifically amended hereby, the Agreement is hereby ratified and confirmed in all respects, and all of its provisions shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to “the Receivables Purchase Agreement”, “this Agreement”, “hereof”, “herein”, or words of similar effect, in each case referring to the Agreement, shall be deemed to be references to the Agreement as amended hereby. This Amendment shall not be deemed to expressly or impliedly waive, amend, or supplement any provision of the Agreement other than as specifically set forth herein.

SECTION 9. Reaffirmation of Performance Guaranty. After giving effect to this Amendment and each of the other transactions contemplated hereby and thereby, all of the provisions of the Performance Guaranty shall remain in full force and effect and Triumph hereby ratifies and affirms the Performance Guaranty and acknowledges that the Performance Guaranty has continued and shall continue in full force and effect in accordance with its terms.

SECTION 10. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 11. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to any otherwise applicable conflicts of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

SECTION 12. Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

SECTION 13. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 14. Severability. If any one or more of the agreements, provisions or terms of this Amendment shall for any reason whatsoever be held invalid or unenforceable, then such agreements, provisions or terms shall be deemed severable from the remaining agreements, provisions and terms of this Amendment and shall in no way affect the validity or enforceability of the provisions of this Amendment or the Agreement.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

TRIUMPH RECEIVABLES, LLC,
as Seller

By:	/s/ James F. McCabe, Jr.
Name:	James F. McCabe, Jr.
Title:	Vice President and Treasurer

TRIUMPH GROUP, INC.,
in its individual capacity and as Servicer

By:	/s/ James F. McCabe, Jr.
Name:	James F. McCabe, Jr.
Title:	Senior Vice President and Chief Financial Officer

S-1	A&R RPA Amendment #4 (Triumph)

PNC BANK, NATIONAL ASSOCIATION,
as Administrator, as LC Bank, as a Related Committed Purchaser, as an LC Participant and as a Purchaser Agent

By:	/s/ Christopher Blaney
Name:	Christopher Blaney
Title:	Senior Vice President

Solely for the purposes of Sections 4, 5 and 6 of this Amendment:

PNC BANK, NATIONAL ASSOCIATION,
as Secured Party

By:	/s/ Christopher Blaney
Name:	Christopher Blaney
Title:	Senior Vice President

S-2	A&R RPA Amendment #4 (Triumph)

Acknowledged and Agreed to:

THE TRIUMPH GROUP OPERATIONS, INC.,
TRIUMPH ACTUATION SYSTEMS – CONNECTICUT, LLC,
TRIUMPH ACTUATION SYSTEMS, LLC,
TRIUMPH CONTROLS, LLC,
TRIUMPH GEAR SYSTEMS – MACOMB, INC.,
TRIUMPH AIRBORNE STRUCTURES, LLC,
TRIUMPH ACTUATION SYSTEMS – VALENCIA, INC.,
TRIUMPH THERMAL SYSTEMS, LLC,
TRIUMPH GEAR SYSTEMS, INC.,
TRIUMPH ACCESSORY SERVICES – GRAND PRAIRIE, INC.,
TRIUMPH INSULATION SYSTEMS, LLC,
TRIUMPH ENGINE CONTROL SYSTEMS, LLC,
TRIUMPH ACTUATION SYSTEMS – YAKIMA, LLC,
each as an Originator

By:	/s/ James F. McCabe, Jr.
Name:	James F. McCabe, Jr.
Title:	Vice President & Treasurer

S-3	A&R RPA Amendment #4 (Triumph)

EXHIBIT A

AMENDMENTS TO THE AGREEMENT

(attached)

Exhibit A	A&R RPA Amendment #4 (Triumph)

~~CONFORMED COPY~~EXECUTION VERSION

~~CONFORMED through Third~~EXHIBIT A to Fourth Amendment, dated as of ~~March 8~~December 22,

~~2022~~2023

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

dated as of September 29, 2020

among

TRIUMPH RECEIVABLES, LLC,

as Seller

TRIUMPH GROUP, INC.,

as Servicer

THE VARIOUS PURCHASERS, LC PARTICIPANTS AND PURCHASER AGENTS FROM

TIME TO TIME PARTY HERETO,

PNC BANK, NATIONAL ASSOCIATION,

as Administrator and as LC Bank

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

TABLE OF CONTENTS

		Page
ARTICLE I
AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1	Purchase Facility	2

Section 1.2	Making Purchases	3

Section 1.3	Purchased Interest Computation	5

Section 1.4	Settlement Procedures	5

Section 1.5	Fees	10

Section 1.6	Payments and Computations, Etc	11

Section 1.7	Increased Costs	11

Section 1.8	Requirements of Law	12

Section 1.9	Funding Losses	13

Section 1.10	Taxes	14

Section 1.11	~~BSBY~~ Rate Unascertainable; Increased Costs; Illegality	16

Section 1.12	Benchmark Replacement Setting	17

Section 1.13	Notice of Purchaser Termination Date	23

Section 1.14	Letters of Credit; Participations	21

Section 1.15	Issuance of Letters of Credit	21

Section 1.16	Requirements For Issuance of Letters of Credit	23

Section 1.17	Disbursements, Reimbursement	23

Section 1.18	Repayment of Participation Advances	23

Section 1.19	Documentation; Documentary and Processing Charges	24

Section 1.20	Determination to Honor Drawing Request	24

Section 1.21	Nature of Participation and Reimbursement Obligations	25

Section 1.22	Indemnity	26

Section 1.23	Liability for Acts and Omissions	26

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS

Section 2.1	Representations and Warranties; Covenants	28

Section 2.2	Termination Events	28

ARTICLE III
INDEMNIFICATION

Section 3.1	Indemnities by the Seller	28

i

TABLE OF CONTENTS

(continued)

iii

EXHIBIT I	Definitions
EXHIBIT II	Conditions of Purchases
EXHIBIT III	Representations and Warranties
EXHIBIT IV	Covenants
EXHIBIT V	Termination Events
SCHEDULE I	Credit and Collection Policy
SCHEDULE II	Lock-Box Banks and Lock-Box Accounts
SCHEDULE III	Actions/Suits
SCHEDULE IV	Liens
SCHEDULE V	[Reserved]
SCHEDULE VI	Commitments
ANNEX A	Form of Information Package
ANNEX B-1	Form of Purchase Notice
ANNEX B-2	Form of Issuance Notice
ANNEX C	Form of Assumption Agreement
ANNEX D	Form of Transfer Supplement
ANNEX E	Form of Paydown Notice
ANNEX F	Form of Compliance Certificate
ANNEX G	Form of Weekly Report
ANNEX H	Form of Letter of Credit Application
ANNEX I	Closing Memorandum
ANNEX J	Form of Bi-Weekly Report

i

Section 1.6 Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Seller or the Servicer hereunder or under any other Transaction Document shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than 2:00 p.m. (New York City time) on the day when due in same day funds to the account for each Purchaser maintained by the applicable Purchaser Agent (or such other account as may be designated from time to time by such Purchaser Agent to the Seller and the Servicer). All amounts received after 2:00 p.m. (New York City time) will be deemed to have been received on the next Business Day.

(b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand.

(c) All computations of interest under paragraph (b) and all computations of Discount, Fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

(d) If at any time the designated rate of interest (including the Discount for such purpose) applicable to any Purchaser’s Capital exceeds such Purchaser’s highest lawful rate, the rate of interest (including the Discount for such purpose) on such Purchaser’s Capital shall be limited to such Purchaser’s highest lawful rate.

Section 1.7 Increased Costs.

(a) If, after the Initial Closing Date, the Administrator, any Purchaser, Purchaser Agent, Liquidity Provider or Program Support Provider or any of their respective Affiliates (each an “Affected Person”) determines that any Change in Law affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make Purchases of (or otherwise to maintain the investment in) Pool Receivables or to issue or maintain any such Letter of Credit or any related liquidity facility, credit enhancement facility and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrator), the Seller shall promptly pay such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for both increased costs (including any Taxes or Other Taxes that are Indemnified Taxes other than Indemnified Taxes governed by Section 1.10) and maintenance of bargained for yield in the light of such circumstances, to the extent that such Affected Person determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Administrator by an authorized officer of such Affected Person shall be conclusive and binding for all purposes.

(b) If due to any Change in Law, there shall be any increase after the Initial Closing Date in the cost (including any Taxes or Other Taxes that are Indemnified Taxes other than Indemnified Taxes governed by Section 1.10) to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest (or its portion thereof and including, without limitation, funding or maintaining its Capital or issuing or maintaining any Letter of Credit), then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for both increased costs and maintenance of bargained for yield. A certificate as to such amounts submitted to the Seller and the Administrator by an authorized officer of such Affected Person shall be conclusive and binding for all purposes.

Section 1.8 Requirements of Law.

(a) If, after the Initial Closing Date, any Affected Person determines that (i) the introduction of or any change in or in the interpretation of any law, rule or regulation after the date hereof, or (ii) compliance with any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) made after the Initial Closing Date:

(i) does or shall subject such Affected Person to any increase in the Purchased Interest (or its portion thereof) or in the amount of Capital relating thereto, or

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, Purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the ~~BSBY~~Term SOFR Rate or the Daily ~~BSBY Floating Rate~~1M SOFR hereunder, and the result of any of the foregoing is: (1) to increase the cost to such Affected Person of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein), any Portion of Capital or any Letter of Credit, or (2) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred.

(b) If an Affected Person requests compensation under this Section 1.8, a certificate describing in reasonable detail such amounts and the basis for such Affected Person’s demand for such amounts shall be submitted to the Seller and the applicable Purchaser Agent by such Affected Person and shall be conclusive and binding for all purposes, absent manifest error.

~~Section 1.9 Funding Losses.~~

~~(a) The Seller shall compensate each Affected Person, upon written request by such Person for all losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed by it to fund or maintain any Portion of Capital hereunder at an interest rate determined by reference to the BSBY Rate or the Daily BSBY Floating Rate and any loss sustained by such Person in connection with the re employment of such funds), which such Affected Person may sustain with respect to funding or maintaining such Portion of Capital at the BSBY Rate or the Daily BSBY Floating Rate if, for any reason, after the applicable request by the Seller to fund or maintain such Portion of Capital at an interest rate determined by reference to the BSBY Rate or the Daily BSBY Floating Rate, such funding or maintenance does not occur on a date specified therefor.~~

~~(b) If an Affected Person requests compensation under this Section 1.9, a certificate describing in reasonable detail such amounts and the basis for such Affected Person’s demand for such amounts shall be submitted to the Seller and the applicable Purchaser Agent by such Affected Person and shall be conclusive and binding for all purposes.~~

Section 1.9 Indemnity for Funding Losses. In addition to the compensation or payments required by Section 1.7 or Section 1.10, the Seller shall indemnify each Purchaser against all liabilities, losses or expenses (including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Capital, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Purchaser sustains or incurs as a consequence of any:

(a) payment, prepayment, conversion or renewal of any Capital to which the Term SOFR Rate applies on a day other than a Settlement Date (whether or not any such payment or prepayment is mandatory, voluntary, or automatic and whether or not any such payment or prepayment is then due);

(b) attempt by the Seller to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Purchase Notice or notice relating to prepayments under Section 1.1(b) or failure by the Seller (for a reason other than the failure of such Purchaser to fund a Purchase) to prepay, borrow, continue or convert any Capital on the date or in the amount notified by the Seller.

If any Purchaser sustains or incurs any such loss or expense and requests compensation under this Section 1.9, it shall provide the Seller with a certificate stating the amount determined in good faith by such Purchaser (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Purchaser shall deem reasonable) to be necessary to indemnify such Purchaser for such loss or expense. Such certificate shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Seller to such Purchaser on (x) the later of (i) the first Settlement Date occurring after such notice is given or (ii) ten (10) days after receipt thereof, or, (y) if such amount is payable due to clause (a) above, then on the date of such payment, prepayment, conversion, renewal or assignment so long as such certificate has been given at least ten (10) days prior to such date.

Section 1.10 Taxes.

(a) The Seller agrees that:

(i) Any and all payments by the Seller under this Agreement and any other Transaction Document shall be made free and clear of and without deduction or withholding for any Taxes or Other Taxes; provided, however that such payments shall exclude overall income, franchise or branch profits taxes, in any case, imposed on the Person receiving such payment by the Seller hereunder by the jurisdiction under whose laws such Person is organized, the jurisdiction of such Person’s principal place of business or the jurisdiction in which such Person holds its undivided percentage ownership interest in the Purchased Interest, or any political subdivision thereof and any U.S. federal withholding Taxes imposed under FATCA (all such Taxes other than those referred to in the proviso above shall hereinafter be referred to as “Indemnified Taxes”). If the Seller shall be required by law to deduct or withhold any Indemnified Taxes from or in respect of any sum payable hereunder to any Purchaser, any Liquidity Provider, Program Support Provider or the Administrator, then the sum payable shall be increased by the amount necessary to yield to such Person (after payment of all Taxes or Other Taxes and including such deductions and withholdings applicable to additional sums payable under this Section 1.10) an amount equal to the sum it would have received had no such deductions or withholdings been made.

(ii) Whenever any Taxes are payable by the Seller pursuant to this Section 1.10, as promptly as possible thereafter, the Seller shall send to the Administrator for its own account or for the account of any Purchaser or any Liquidity Provider or other Program Support Provider, as the case may be, a certified copy of an original official receipt showing payment thereof or such other evidence of such payment as may be available to the Seller and acceptable to the taxing authorities having jurisdiction over such Person. If the Seller fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrator the required receipts or other required documentary evidence pursuant to this Section 1.10, the Seller shall indemnify the Administrator and/or any other Affected Person, as applicable, for any incremental Indemnified Taxes, interest or penalties that may become payable by such party as a result of any such failure.

(b) The Seller shall indemnify each Affected Person within ten days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Affected Person on or with respect to any payment by or on account of any obligation of the Seller hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 1.10) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Notwithstanding anything to the contrary in Sections 1.7, 1.8, 3.1 or 6.4(a), Indemnified Taxes shall be governed exclusively by this Section 1.10.

(c) If an Affected Person determines, in its sole discretion, that it has received a refund or credit of any Taxes or Other Taxes as to which it has been indemnified by the Seller pursuant to this Section 1.10, it shall pay over such refund or credit to the Seller (but only to the extent of indemnity payments made, or additional amounts paid, by the Seller under this Section 1.10 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Affected Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any applicable Taxes payable in respect of such interest); provided, that the Seller, upon the request of such Affected Person, agrees to repay the amount paid over to the Seller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Affected Person in the event such Affected Person is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (c), in no event will an Affected Person be required to pay any amount to the Seller pursuant to this paragraph (c) the payment of which would place such Affected Person in a less favorable net after-Tax position than such Affected Person would have been in if the Tax or Other Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax or Other Tax had never been paid. This Section 1.10 shall not be construed to require any Affected Person to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Seller or any other Person.

(d) If an Affected Person requests indemnification or repayment under this Section 1.10, a certificate describing in reasonable detail such amounts and the basis for such Affected Person’s demand for such amounts shall be submitted to the Seller and the applicable Purchaser Agent by such Affected Person and shall be conclusive and binding for all purposes, absent manifest error.

(e) Notwithstanding anything to the contrary in this Agreement (including, for the avoidance doubt, Section 1.2), all parties to this Agreement covenant and agree to treat any Purchase under this Agreement as debt for all federal income tax purposes (the “Intended Tax Treatment”), and as such it is understood that for such federal income tax purposes Purchased Interests will be treated as evidence of indebtedness, each Purchase will be treated as a loan from the applicable Purchaser to the Seller secured by an undivided ownership interest in the Pool Receivables and Related Security, all Collections and other proceeds thereof, and all rights and remedies of the Seller under the Sale Agreement (it further being understood that all payments representing Discount, fees and other amounts accrued under this Agreement or the other Transaction Documents shall be deemed to constitute interest payments). All parties to this Agreement agree not to take any position on any tax return inconsistent with the Intended Tax Treatment.

Section 1.11 ~~BSBY~~ Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

(a) Unascertainable; Increased Costs. If, ~~on or prior to the first day of a Yield Period (or solely with respect to Daily BSBY Floating Rate, on~~at any ~~day)~~time:

(i) the Administrator shall have determined (which determination shall be conclusive and binding absent manifest error) that ~~(x)~~ the ~~BSBY~~Term SOFR Rate or ~~the~~ Daily ~~BSBY Floating Rate~~1M SOFR, as applicable, cannot be determined ~~because it is not available or published on a current basis; (y) adequate and reasonable means do not otherwise exist for determining the BSBY Rate or the Daily BSBY Floating Rate for such Yield Period (or portion thereof); or (z) a fundamental change has occurred with respect to the BSBY Rate or the Daily BSBY Floating Rate (including, without limitation, changes in national or international financial, political or economic conditions); and~~pursuant to the definition thereof; or

(ii) any affected Purchaser determines that for any reason ~~the BSBY Rate~~Daily 1M SOFR or the ~~Daily BSBY Floating~~Term SOFR Rate~~, as applicable,~~ does not adequately and fairly reflect the cost to such Purchaser of funding, establishing or maintaining ~~any Portion of~~such Purchaser’s Capital during ~~such~~the applicable Yield Period ~~(or portion thereof),~~or that Daily 1M SOFR does not adequately and fairly reflect the cost to such Purchaser of funding, establishing or maintaining such Purchaser’s Capital, and such Purchaser has provided notice of such determination to the Administrator;

then the Administrator shall have the rights specified in Section ~~3.04~~1.11(c).

(b) Illegality. If at any time any affected Purchaser shall have determined or any Governmental Authority shall have asserted that the making, maintenance or funding of any ~~Portion of~~ Capital (or a Purchase thereof) accruing Discount by reference to Daily 1M SOFR or the ~~BSBY~~Term SOFR Rate or the ~~Daily BSBY Floating~~determination or charging of Discount by reference to Daily 1M SOFR or the Term SOFR Rate~~, as applicable,~~ has been made impracticable or unlawful, by compliance by such Purchaser in good faith with any ~~Applicable~~applicable Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of ~~Applicable~~applicable Law), then the Administrator shall have the rights specified in Section 1.11(c).

(c) Administrator’s and Purchaser’s Rights. In the case of any event specified in Section 1.11(a) ~~above~~, the Administrator shall promptly so notify the Purchasers and the Seller thereof, and in the case of an event specified in Section 1.11(b) ~~above~~, such Purchaser shall promptly so notify the Administrator and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrator shall promptly send copies of such notice and certificate to the other Purchasers and the Seller. ~~Thereafter, until the Administrator or such Purchaser Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist, (a) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the BSBY Rate or the Daily BSBY Floating Rate and (b) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Daily BSBY Floating Rate or the BSBY Rate shall, on the last day of the then current Yield Period (or solely with respect to the Daily BSBY Floating Rate, immediately), be converted to the Alternate Rate determined by reference to the Base Rate.~~

Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Purchasers, in the case of such notice given by the Administrator, or (ii) such Purchaser, in the case of such notice given by such Purchaser, to allow the Seller to select, convert to, renew or continue any Capital accruing Discount by reference to Daily 1M SOFR or the Term SOFR Rate, as applicable, shall be suspended (to the extent of the affected Discount or Yield Period) until the Administrator shall have later notified the Seller, or such Purchaser shall have later notified the Administrator, of the Administrator’s or such Purchaser’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

Upon a determination by the Administrator under Section 1.11(a), (A) if the Seller has previously delivered a Purchase Notice for an affected Purchase that has not yet been made, such Purchase Notice shall be deemed to request a Purchase of Base Rate Capital, and (B) any outstanding affected Capital accruing yield or interest by reference to Daily 1M SOFR shall automatically be converted into Base Rate Capital and (C) any outstanding affected Capital accruing Discount by reference to the Term SOFR Rate shall be deemed to have been converted into Base Rate Capital at the end of the applicable Yield Period.

If any Purchaser notifies the Administrator of a determination under Section 1.11(b) above, the Seller shall, subject to the Seller’s indemnification obligations under Section 1.9, as to any Capital of the Purchaser to which Daily 1M SOFR or the Term SOFR Rate applies, on the date specified in such notice either convert such Capital to Base Rate Capital or prepay such Capital. Absent due notice from the Seller of conversion or prepayment, such Capital shall automatically be converted to Base Rate Capital upon such specified date

Section 1.12 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event ~~has~~ and its related Benchmark Replacement Date have occurred prior to ~~the Reference Time in respect of~~ any setting of the then-current Benchmark, then (~~x~~A) if a Benchmark Replacement is determined in accordance with clause (1) ~~or~~ of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of ~~such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of~~ any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Purchaser Agents without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrator has not received, by such time, written notice of objection to such Benchmark Replacement from Purchasers comprising the Majority Purchaser Agents.

(b) Benchmark Replacement Conforming Changes. In connection with the ~~implementation and~~use, administration, adoption or implementation of a Benchmark Replacement, the Administrator will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c) Notices; Standards for Decisions and Determinations. The Administrator will promptly notify the Seller and the Purchaser Agents of (A) ~~any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B)~~ the implementation of any Benchmark Replacement, and (~~C~~B) the effectiveness of any Conforming Changes~~, (D)~~ in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrator will notify the Seller of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to ~~clause~~paragraph (d) below and (~~E~~y) the commencement ~~or conclusion~~ of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrator or, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section 1.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document except, in each case, as expressly required pursuant to this Section 1.12.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (~~i~~A) if the then-current Benchmark is a term rate or based on a term rate and either (~~A~~I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrator in its reasonable discretion or (~~B~~II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will ~~be no longer be compliant with, or the administrator of such Benchmark fails to be aligned with, the International Organization of Securities Commission’s (IOSCO) Principles for Financial Benchmarks~~not be representative, then the Administrator may modify the definition of “Yield Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such ~~non compliant or~~ non ~~aligned~~unavailable or non-representative tenor; and (~~ii~~B ) if a tenor that was removed pursuant to clause (~~i~~A) above either (~~A~~I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (~~B~~II ) is not, or is no longer, subject to an announcement that it is not or will ~~no longer be compliant with, or the administration of such Benchmark fails to be aligned with, the International Organization of Securities Commission’s (IOSCO) Principles for Financial Benchmarks~~not be representative for a Benchmark (including a Benchmark Replacement), then the Administrator may modify the definition of “Yield Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period~~, (a) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the BSBY Rate or the Daily BSBY Floating Rate and (b) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Daily BSBY Floating Rate or the BSBY Rate shall, on the last day of the then current Yield Period (or solely~~ with respect to ~~the~~ Daily ~~BSBY Floating Rate, immediately), be converted to the Alternate Rate determined by reference to the Base Rate. During~~1M SOFR or the Term SOFR Rate, the Seller may revoke any pending request for a Purchase of Capital accruing Discount based on such rate or conversion to or continuation of Capital accruing Discount based on such rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Seller will be deemed to have converted any such request into a request for Base Rate Capital or conversion to Base Rate Capital. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

~~(f)~~ Definitions. As used in this Section 1.12:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable~~, (x) if the then current~~if such Benchmark (a) is Daily 1M SOFR, one month, and (b) is a term rate ~~or is based on a term rate~~, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of a ~~Yield Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable,~~yield or interest period pursuant to this Agreement as of such date. ~~For~~ and not including, for the avoidance of doubt, ~~the Available Tenor for the Daily BSBY Floating Rate is one month~~any tenor of such Benchmark that is then-removed from the definition of “Yield Period” pursuant to clause (d) of this Section 1.12.

“Benchmark” means, initially, ~~the BSBY Screen~~SOFR, Daily 1M SOFR and the Term SOFR Rate; provided that if a ~~replacement of the~~ Benchmark Transition Event has occurred ~~pursuant to this Section 1.12~~with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. ~~Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof~~ pursuant to this Section.

“Benchmark Replacement” means, ~~for any Available Tenor~~with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be ~~reasonably~~ determined by the Administrator for the applicable Benchmark Replacement Date:

~~(1) the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;~~

(21) the sum of: (A) Daily Simple SOFR and (B) the ~~related Benchmark Replacement~~SOFR Adjustment; ~~or~~and

(32) the sum of (A) the alternate benchmark rate that has been selected by the Administrator and the Seller ~~as the replacement for the then current Benchmark for the applicable Corresponding Tenor~~, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention~~, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar denominated~~ for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided ~~that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrator in its reasonable discretion~~; ~~provided; further,~~ that if the Benchmark Replacement as determined pursuant to clause (~~1), (~~2~~) or (3~~) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents; and provided further, that any ~~such~~ Benchmark Replacement shall be administratively feasible as determined by the Administrator in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement ~~for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:~~

~~, (1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the applicable amount(s) set forth below:~~

~~Available Tenor~~
~~Benchmark Replacement Adjustment~~
~~One Week~~	~~0.03839% basis (3.839 points)~~
~~One Month~~	~~0.11448% basis (11.448 points)~~
~~Two Months~~	~~0.18456% basis (18.456 points)~~
~~Three Months~~	~~0.26161% basis (26.161 points)~~
~~Six Months~~	~~0.42826% basis (42.826 points)~~

~~(2) for purposes of clause (3) of the definition of “Benchmark Replacement,”~~the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrator and the Seller ~~for the applicable Corresponding Tenor,~~ giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention, ~~including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar denominated~~ for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time;.

~~provided that, if the then current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment”shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.~~

“Benchmark Replacement Date” means a date and time determined by the Administrator, which date shall be ~~at the end of an Yield Period and~~ no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof), or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the ~~later of (A)~~date determined by the Administrator, which date shall promptly follow the date of the public statement or publication of information referenced therein ~~and (B) the date specified by the administrator of such Benchmark or a Governmental Authority having jurisdiction over the Administrator or such administrator on which the Benchmark is or will no longer be compliant with, or the administration of such Benchmark fails to be aligned with, the International Organization of Securities Commission’s (IOSCO) Principles for Financial Benchmarks the International Organization of Securities Commission’s (IOSCO) Principles for Financial Benchmarks; or;~~

~~(3) in the case of clause (4) of the definition of “Benchmark Transition Event,” the first Business Day following the fifth (5th) consecutive Business Day that all Available Tenors of such Benchmark are not published.~~

For the avoidance of doubt, ~~(i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii)~~if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1), or (2) ~~and (3)~~ with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to ~~any~~the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof), announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrator, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the ~~Board of Governors of the~~ Federal Reserve ~~System~~Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of ~~the~~such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrator ~~or such administrator has made a public statement identifying a specific date after which~~announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of ~~the Benchmark are or will no longer be compliant with, or the administration of all Available Tenors of the Benchmark fails to be aligned with, the International Organization of Securities Commission’s (IOSCO) Principles for Financial Benchmarks; or~~such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or a rate based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

~~(4) all Available Tenors of the Benchmark are not published by the administrator of such Benchmark for five (5) consecutive Business Days and such failure is not the result of a temporary moratorium, embargo or disruption declared by the administrator of such Benchmark or by the regulatory supervisor for the administrator of such Benchmark.~~

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date ~~pursuant to clauses (1) or (2) of that definition~~ has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 1.12 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 1.12.

~~“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.~~

~~“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrator in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrator decides that any such convention is not administratively feasible for the Administrator, then the Administrator may establish another convention in its reasonable discretion.~~

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to ~~the BSBY Rate or~~ Daily ~~BSBY Floating~~1M SOFR or the Term SOFR Rate, as applicable, or, if no floor is specified, zero.

~~“Reference Time” means, with respect to any setting of the then current Benchmark, the time determined by the Administrator in its reasonable discretion.~~

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

~~“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).~~

~~“Term SOFR” means, for the applicable Corresponding Tenor, the forward looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 1.13 Notice of Purchaser Termination Date. Each Purchaser Agent agrees to give the Seller, the Servicer and the Administrator written notice of the decision by the Liquidity

(i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable;

(ii) any representation or warranty or statement made or deemed made by the Seller (or any employee, officer or agent of the Seller) under or in connection with this Agreement, any Transaction Document, any Information Package, any Weekly Report, any Bi-Weekly Report or any other information or report delivered by or on behalf of the Seller pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

(iii) the failure by the Seller to comply with any applicable law, rule or regulation related to any Receivable or related Contract, or the nonconformity of any Receivable or related Contract with any such applicable law, rule or regulation;

(iv) the failure of the Seller to vest and maintain vested in the Administrator, for the benefit of the Purchasers, a first-priority perfected ownership or security interest in the Purchased Interest and the property conveyed hereunder, free and clear of any Adverse Claim other than the Judgment Lien;

(v) any commingling by the Seller or the Servicer of funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds of the Seller or any Originator;

(vi) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any Purchase or at any other time;

(vii) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement;

(viii) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(ix) any failure of the Seller (or any of its Affiliates acting as Servicer or Sub-Servicer) to perform its duties or obligations in accordance with the provisions of this Agreement, any Contract or any other Transaction Document to which it is a party;

(x) any action taken by the Administrator as attorney in fact for the Seller or any Originator pursuant to this Agreement or any other Transaction Document;

(xi) any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xii) the use of proceeds of Purchases or the issuance of any Letter of Credit; or

(xiii) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.

Section 3.2 Indemnities by the Servicer. Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in any Information Package ~~or~~, Weekly Report or Bi-Weekly Report, as of the date such Information Package ~~or~~, Weekly Report or Bi-Weekly Report is delivered pursuant to Sections 1(a)(ii) and 2(a)(ii) ~~or~~, Sections 1(a)(iii) and 2(a)(iii) or Sections 1(a)(iv) and 2(a)(iv), as applicable, of Exhibit IV to be true and correct, or the failure of any other information provided to such Indemnified Party by, or on behalf of, the Servicer to be true and correct in all material respects, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party, to have been true and correct as of the date made or deemed made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable, (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party or (f) the failure by the Seller to pay when due any amount described in Section 1.10; excluding only such amounts to the extent a final judgment of a court of competent jurisdiction holds that such amounts resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification; provided, however that nothing contained in this sentence shall limit the liability of Seller or the Servicer or limit the recourse of any Indemnified Party to the Seller or the Servicer for any amounts otherwise specifically provided to be paid by the Seller or the Servicer hereunder.

ARTICLE IV

ADMINISTRATION AND COLLECTIONS

Section 4.1 Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 4.1. Until the Administrator gives notice to Triumph (in accordance with this Section 4.1) of the designation of a new Servicer, Triumph is hereby designated as, and hereby agrees to responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 1.5. Each party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under the Transaction Documents.

Section 6.20 ~~BSBY~~Benchmark Replacement Notification. Section 1.12 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that Daily 1M SOFR or the ~~BSBY Screen~~Term SOFR Rate is no longer available or in certain other circumstances. The Administrator does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to Daily 1M SOFR or the ~~“BSBY Screen~~Term SOFR Rate~~”~~, or with respect to any alternative or successor rate thereto, or replacement rate therefor.

Section 6.21 USA Patriot Act. Each of the Administrator and each of the Purchasers hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrator and the Purchasers may be required to obtain, verify and record information that identifies the Seller, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Seller, the Servicer and the Performance Guarantor that will allow the Administrator and the Purchasers to identify the Seller, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller and the Servicer agrees to provide the Administrator and the Purchasers, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

Section 6.22 Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

Section 6.23 Conforming Changes Relating to ~~BSBY. With respect to the BSBY Screen~~Daily 1M SOFR and the Term SOFR Rate. In connection with the use or administration of Daily 1M SOFR and the Term SOFR Rate, the Administrator will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, ~~with respect to any such amendment effected,~~ the Administrator shall provide notice to the Seller and the Purchasers each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

EXHIBIT I

DEFINITIONS

As used in this Agreement (including its Exhibits, Schedules and Annexes), each of the following terms shall have the following meaning (such meaning to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to this Agreement.

“2017 Bonds” means Triumph’s 7.75% Senior Notes due 2025 in the original principal amount of $500,000,000.00.

“2019 Bonds” means Triumph’s 6.25% Senior Secured Second Lien Notes due 2024 in the original principal amount of $525,000,000.00.

“2020 Bonds” means Triumph’s 8.875% Senior Secured First Lien Notes due 2024 in the original principal amount of $700,000,000.00.

“Adjusted LC Participation Amount” means, at any time, the greater of (i) the LC Participation Amount less the amount of cash collateral held in the LC Collateral Account at such time and (ii) zero ($0).

“Administrator” has the meaning set forth in the preamble to this Agreement.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of the Administrator (for the benefit of the Purchasers) shall not constitute an Adverse Claim.

“Affected Person” has the meaning set forth in Section 1.7 of this Agreement.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder of its capital stock or membership interest, as the case may be. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Capital” means at any time the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Discount” at any time, means the sum of the aggregate for each Purchaser of the accrued and unpaid Discount with respect to each such Purchaser’s Capital at such time.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Rate” for any Yield Period for any Capital (or portion thereof) funded by any Purchaser other than through the issuance of Notes, means an interest rate per annum equal to: (i) solely with respect to PNC, as a Purchaser, (a) the sum of (i) the daily average Daily ~~Floating BSBY Rate~~1M SOFR for such Yield Period, plus (ii) the SOFR Adjustment or (b) if ~~the~~ Daily ~~Floating BSBY Rate~~1M SOFR is unavailable as described in Section 1.11 or 1.12, the Base Rate for such Yield Period or (ii) with respect to any Purchaser other than PNC, (a) the ~~BSBY~~sum of (i) the Term SOFR Rate for such Yield Period, plus (ii) the SOFR Adjustment or (b) if the ~~BSBY~~Term SOFR Rate Rate is unavailable as described in Section 1.11 or 1.12, the Base Rate for such Yield Period; provided, however, that the “Alternate Rate” for any day while a Termination Event exists shall be an interest rate equal to 2.0% per annum above the Base Rate in effect on such day.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption Laws or regulations administered or enforced in any jurisdiction in which Triumph or any of its Subsidiaries conduct business.

“Anti-Terrorism Law” means any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B.

“Assumption Agreement” means an agreement substantially in the form set forth in Annex C to this Agreement.

“Attorney Costs” means and includes all reasonable fees, costs and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Bankruptcy Opinion” means each opinion of counsel regarding true sale and substantive consolidation matters delivered to the Administrator and each Purchaser Group (including, without limitation, such opinion delivered on the Closing Date).

“Base Rate” means, for any day, a fluctuating ~~interest rate~~ per annum ~~as shall be in effect from time to time, which rate shall be at all times~~rate of interest equal to the highest of:

(i) the ~~(a) the rate of interest in effect for such day as publicly announced from time to time by the Administrator as its “reference rate”. Such “reference rate” is set by the Administrator based upon various factors, including the Administrator’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate,~~

~~(b) 0.50% per annum above the latest~~ Overnight Bank Funding Rate, plus 0.50%, (ii) the Prime Rate, and ~~(c) 1.00% per annum above the Daily BSBY Floating Rate~~iii) Daily Simple SOFR, plus 1.00%, so long as ~~the~~ Daily ~~BSBY Floating Rate~~Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 1.11(a) or Section 1.11(b), to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (iii) above until the circumstances giving rise to such event no longer exist.

“Base Rate Capital” means, at any time, any Capital on which Discount accrues by reference to the Base Rate.

“Benchmark Replacement” has the meaning set forth in Section 1.12.

“Bi-Weekly Report” means each report, in substantially the form of Annex J to this Agreement, furnished by or on behalf of the Servicer to the Administrator and each Purchaser Agent pursuant to this Agreement.

“Bloomberg” means Bloomberg Index Services Limited (or a successor administrator).

“Boeing Commercial Division” means the “Boeing Commercial Airplanes” division of The Boeing Company.

“Boeing Military Division” means the “Boeing Military Airplanes” division of The Boeing Company.

~~“BSBY Floor” means a rate of interest equal to zero basis points (0.00%).~~

~~“BSBY Rate” means, with respect to any Yield Period, the rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, at the Administrator’s discretion, to the nearest 1/100th of 1%) (a) the BSBY Screen Rate two (2) Business Days prior to the first day of such Yield Period and having a term comparable to such Yield Period; provided that if the rate is not published on such determination date, then the rate per annum for purposes of this clause (a) shall be the BSBY Screen Rate on the first Business Day immediately prior thereto, by (b) a number equal to 1.00 minus the BSBY Reserve Percentage; provided, further, that if the BSBY Rate, determined as provided above, would be less than the BSBY Floor, then the BSBY Rate shall be deemed to be the BSBY Floor.~~

~~The BSBY Rate shall be adjusted with respect to any Purchase to which the BSBY Rate applies that is outstanding on the effective date of any change in the BSBY Reserve Percentage as of such effective date and the Administrator shall give prompt notice to the Seller of the BSBY Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.~~

~~“BSBY Reserve Percentage” shall mean, as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to BSBY Screen Rate funding.~~

~~“BSBY Screen Rate” means the Bloomberg Short Term Bank Yield Index rate administered by Bloomberg and published by Bloomberg.~~

“Business Day” means any day ~~(~~other than a Saturday or Sunday~~)~~ or a legal holiday on which commercial banks are ~~not~~ authorized or required to ~~close in Pittsburgh, Pennsylvania, or~~be closed, or are in fact closed, for business in New York City, New York (or, if otherwise, the lending office of the Administrator); provided that, ~~for purposes of~~when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of ~~the BSBY Screen Rate~~SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Capital” means with respect to any Purchaser, without duplication, the aggregate amounts (i) paid to, or on behalf of, the Seller in connection with all Funded Purchases made by such Purchaser pursuant to this Agreement, (ii) paid by such Purchaser, as an LC Participant, to the LC Bank in respect of a Participation Advance made by such Purchaser to LC Bank pursuant to this Agreement and (iii) with respect to the Purchaser that is the LC Bank, paid by the LC Bank with respect to all drawings under Letters of Credit to the extent such drawings have not been reimbursed by the Seller or funded by Participation Advances, in each case, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.4(d) of this Agreement; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Change in Control” means (i) that Triumph ceases to own, directly or indirectly, (a) 100% of the voting equity interests of the Seller free and clear of all Adverse Claims (other than any Adverse Claim held by PNC or any Affiliate thereof) or (b) a majority of the voting equity interests of any Originator or (ii) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 20% or more of the outstanding voting stock of Triumph.

“Change in Law” means the occurrence, after the Initial Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory

“Concentration Reserve” means, at any time, the product of (a) the Capital at such time, multiplied by (b)(i) the Concentration Reserve Percentage divided by (ii) 1 minus the Concentration Reserve Percentage.

“Concentration Reserve Percentage” means at any time (a) the largest of the following: (i) sum of five (5) largest Group D Obligor Receivables balances (up to the Concentration Percentage for each Obligor), (ii) sum of the three (3) largest Group C Obligor Receivables balances (up to the Concentration Percentage for each Obligor), (iii) sum of the two (2) largest Group B Obligor Receivables balances (up to the Concentration Percentage for each Obligor), (iv) the largest Group A Obligor Receivables balance (up to the Concentration Percentage for each Obligor), divided by (b) the aggregate Outstanding Balance of all Eligible Receivables.

“Conduit Purchasers” means each commercial paper conduit that is a party to this Agreement, as a purchaser, or that becomes a party to this Agreement, as a purchaser pursuant to an Assumption Agreement or Transfer Supplement.

“Conforming Changes” means, with respect to ~~the BSBY Screen Rate or~~either the use or administration of Daily 1M SOFR or the Term SOFR Rate or the use, administration, adoption or implementation of any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Governmental Securities Business Day,” the definition of “Yield Period~~,~~” or any similar or analogous definition, timing and frequency of determining rates and making payments of ~~Discount~~interest, timing of ~~Purchase~~borrowing or investment requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrator decides may be appropriate to reflect the adoption and implementation of Daily 1M SOFR, the ~~BSBY Screen~~Term SOFR Rate or such Benchmark Replacement and to permit the use and administration thereof by the Administrator in a manner substantially consistent with market practice (or, if the Administrator decides that adoption of any portion of such market practice is not administratively feasible or if the Administrator determines that no market practice for the administration of Daily 1M SOFR, the ~~BSBY Screen~~Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrator decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Covered Entity” means (a) the Seller, the Servicer, Triumph and each Originator and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“CP Rate” means, for any Conduit Purchaser and for any Yield Period for any Portion of Capital (a) the per annum rate equivalent to the weighted average cost (as determined by the applicable Purchaser Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Purchaser Agent to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Capital for such Yield Period, the applicable Purchaser Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to the Purchasers in respect of Discount for any Yield Period with respect to any Portion of Capital funded by such Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Purchaser from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity) or (b) any other rate designated as the “CP Rate” for such Conduit Purchaser in an Assumption Agreement or Transfer Supplement pursuant to which such Person becomes a party as a Conduit Purchaser to this Agreement, or any other writing or agreement provided by such Conduit Purchaser to the Seller, the Servicer and the applicable Purchaser Agent from time to time. The “CP Rate” for any day while a Termination Event or an Unmatured Termination Event exists shall be an interest rate equal to 2.0% per annum above the Base Rate as in effect on such day.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of each Originator and of Triumph in effect on the date of this Agreement and described in Schedule I to this Agreement, as modified in compliance with this Agreement.

“Daily ~~BSBY Floating Rate~~1M SOFR” means, for any day, the rate per annum determined by the Administrator ~~by dividing (the resulting quotient~~ (rounded upwards, at the Administrator’s discretion, to the nearest 1/100th of 1%) ~~(a)~~equal to the ~~BSBY Screen~~Term SOFR Reference Rate for such day for a one (1) month period, ~~by (b) a number equal to 1.00 minus the BSBY Reserve Percentage~~as published by the Term SOFR Administrator; provided, that if ~~the~~ Daily ~~BSBY Floating Rate~~1M SOFR, determined as provided above, would be less than the ~~BSBY~~SOFR Floor, then ~~the~~ Daily ~~BSBY Floating Rate~~1M SOFR shall be deemed to be the ~~BSBY~~SOFR Floor. ~~The~~Such rate of interest will be adjusted automatically as of each Business Day based on changes in ~~the~~ Daily ~~BSBY Rate~~1M SOFR without notice to the Seller.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrator (rounded upwards, at the Administrator’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City, New York time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Seller, effective on the date of any such change.

“Days’ Sales Outstanding” means, for any calendar month, an amount computed as of the last day of such calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month divided by (b)(i) the aggregate credit sales made by the Originators during the three calendar months ended on the last day of such calendar month divided by (ii) 90.

“Debt” means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

“Declining Conduit Purchaser” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.

“Declining Notice” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.

“Deemed Collections” has the meaning set forth in Section 1.4(e)(ii) of this Agreement.

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables (excluding, solely for purposes of calculating the Default Ratio in clauses (i) and (ii) of paragraph (f) of Exhibit V to this Agreement, Designated Ineligible Receivables) during such calendar month (other than Receivables that became Defaulted Receivables as a result of an Event of Bankruptcy with respect to the Obligor thereof during such month), by (b) the aggregate credit sales made by the Originator during the calendar month that is 6 calendar months before such calendar month.

“Defaulted Receivable” means a Receivable:

(a) as to which any payment, or part thereof, remains unpaid for more than 180 days from the original due date for such payment, or

(b) without duplication (i) as to which an Event of Bankruptcy shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, or (ii) that has been written off the Seller’s books as uncollectible.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day (excluding Designated Ineligible Receivables) by (b) the aggregate Outstanding Balance of all Pool Receivables on such day (excluding Designated Ineligible Receivables).

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment.

“Designated Ineligible Receivable” means a Receivable due from any Obligor which is identified by the Servicer on the Information Package ~~or~~, Weekly Report or Bi-Weekly Report for the then most recent calendar month or week, as applicable, as a Receivable not generally representative of the other Pool Receivables; provided, that, at no time shall the aggregate Outstanding Balance of all Designated Ineligible Receivables exceed 10% of the aggregate Outstanding Balance of all Pool Receivables. Once designated as such, a Designated Ineligible Receivable will continue to be a Designated Ineligible Receivable until retired or paid in full.

“Dilution Component Reserve” means at any time, the product of (a) the sum of the Aggregate Capital and the Adjusted LC Participation Amount, and (b)(i) the Dilution Component Reserve Percentage, divided by (ii) 1 minus the Dilution Component Reserve Percentage.

“Dilution Component Reserve Percentage” means, at any time, the product of (a) the Twelve-Month Average Dilution Ratio multiplied by (b) the Dilution Horizon.

where:

AR	=	the Alternate Rate for such Portion of Capital for such Yield Period with respect to such Purchaser,

C	=	the Capital with respect to such Portion of Capital during such Yield Period with respect to such Purchaser,

CPR	=	the CP Rate for the Portion of Capital for such Yield Period with respect to such Purchaser,

ED	=	the actual number of days during such Yield Period,

Year	=	if such Portion of Capital is funded based upon: (i) ~~BSBY~~the Term SOFR Rate or Daily ~~BSBY Floating Rate~~1M SOFR, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable, and

YPF	=	the Yield Protection Fee, if any, for the Portion of Capital for such Yield Period with respect to such Purchaser;

provided, that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for any Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Drawing Date” has the meaning set forth in Section 1.17(a) of this Agreement.

“Eligible IG Foreign Obligor” means an Obligor which is (i) either (A) organized under the laws of any country (other than the United States or Canada) that has a long-term foreign currency rating of at least “BBB-” by Standard & Poor’s and “Baa3” by Moody’s or (B) organized under the laws of an OECD Country, (ii) not a Sanctioned Person and (iii) not organized under the laws of a Sanctioned Jurisdiction.

“Eligible Non-IG Foreign Obligor” means an Obligor which is (i) organized under the laws of any country (other than the United States) that has a long-term foreign currency rating of less than “BBB-” by Standard & Poor’s or “Baa3” by Moody’s, (ii) not a Sanctioned Person and (iii) not organized under the laws of a Sanctioned Jurisdiction.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a) the Obligor of which (i) is (x) organized under the laws of any State of the United States or is qualified to do business in any State of the United States, (y) an Eligible IG Foreign Obligor or an Eligible Non-IG Foreign Obligor or (z) a government or a governmental subdivision or department, affiliate or agency, (ii) is not subject to any action of the type described in paragraph (e) of Exhibit V to this Agreement, (iii) is not an Affiliate of Triumph or any Affiliate of any Originator and (iv) is not a Sanctioned Person;

(b) (i) that is denominated and payable only in U.S. dollars in the United States, and (ii) the Obligor with respect to which has been instructed in writing by the Servicer, the Seller, the applicable Originator or the applicable Sub-Servicer, if any, in accordance with Sections 1(f) and 2(f) of Exhibit IV to remit Collections in respect thereof to a Lock-Box Account in the United States,

(c) that does not have a stated maturity which is more than 120 days after the original invoice date of such Receivable,

(d) that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of an Originator’s business,

(e) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,

(f) that conforms in all material respects with all applicable laws, rulings and regulations in effect and the transfer of which does not violate any applicable law, rule or regulation in effect,

(g) that is not the subject of any default, dispute, offset, hold back defense, Adverse Claim, litigation or other claim ~~(other than the Judgment Lien solely in respect of a Receivable originated by Triumph Composite Systems, Inc.),~~,

(h) that satisfies all applicable requirements of the applicable Credit and Collection Policy,

(i) that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of this Agreement,

(j) in which the Seller owns good and marketable title, free and clear of any Adverse Claims ~~(other than the Judgment Lien solely in respect of a Receivable originated by Triumph Composite Systems, Inc.),~~ and that is freely assignable by the Seller (including without any consent of the related Obligor) and the representations and warranties with respect to such Receivable set forth in Sections (3)(a), (b) and (c) of Exhibit III are true at such time,

(k) for which the Administrator (for the benefit of each Purchaser) shall have (i) a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and (ii) a valid and enforceable first-priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim ~~(other than the Judgment Lien solely in respect of a Receivable originated by Triumph Composite Systems, Inc.),~~,

“Erroneous Payment” has the meaning assigned to it in Section 5.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 5.10(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 5.10(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 5.10(d).

“Event of Bankruptcy” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person or any composition, marshalling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Excess Concentration” means, without duplication, the sum of the following amounts:

(i) the amount by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the Concentration Percentage for such Obligor multiplied by (b) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(ii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivable Pool, the Obligor of which is an Eligible IG Foreign Obligor, exceeds ~~25.0~~30.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(iii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivable Pool, the Obligor of which is an Eligible IG Foreign Obligor which resides in the Largest Foreign Country, exceeds 12.5% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(iv) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivable Pool, the Obligor of which is an Eligible IG Foreign Obligor which resides in any country other than the Largest Foreign Country, exceeds 5.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(v) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivable Pool, the Obligor of which is an Eligible Non-IG Foreign Obligor, exceeds 2.5% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(vi) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool with stated maturities which are more than 30 days but less than or equal to 60 days after the original invoice date of such Receivable exceeds 60.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(vii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool with stated maturities which are more than 60 days but less than or equal to 90 days after the original invoice date of such Receivable exceeds 30.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(viii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool with stated maturities which are more than 90 days but less than or equal to 120 days after the original invoice date of such Receivable exceeds 5.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(ix) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool as to which any payment, or part thereof, remains unpaid for more than sixty (60) days from the original due date for such payment exceeds the product of (x) 10.00%, multiplied by (y) the aggregate credit sales made by all Originators during the third immediately preceding calendar month;

(x) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Obligor of which is a Governmental Entity exceeds 10.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; and

(xi) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Obligor of which is a Canadian resident exceeds ~~10.0~~12.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

provided, that the Administrator may, in its sole discretion at any time while a Ratings Trigger Event is continuing, upon 10 Business Days’ written notice to the Seller and the Servicer, decrease any or all of the percentages set forth in clauses (ii) – (xi) above to a percentage satisfactory to it at such time, which for the avoidance of doubt may be 0%.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Receivable” means any indebtedness and other obligations owed to the Seller (as the assignee of the related Originator) or any such related Originator by, or any right of such Originator to payment from or on behalf of:

(a) GKN Westland Aerospace Inc., GKN Holdings pls and its affiliates, each as an Excluded Receivable Obligor, where The Triumph Group Operations, Inc. (as successor to Triumph Fabrications – Hot Springs, LLC) is the Originator, which indebtedness is sold to agreement (as amended, restated or otherwise modified from time to time) between Triumph Gear Systems—Macomb, Inc., and MUFG;

(vii) Triumph Accessory Services – Grand Prairie, Inc. is the Originator, is the Originator, which indebtedness (or interest therein) is sold to MUFG pursuant to a receivables purchase agreement (as amended, restated or otherwise modified from time to time) between Triumph Accessory Services – Grand Prairie and MUFG;

(e) the Boeing Commercial Division, as the Excluded Receivable Obligor, where one of the below-listed Persons is an Originator, which indebtedness is sold to Citibank, N.A., pursuant to a certain Supplier Agreement, dated as of February 18, 2016, among Citibank, N.A. and certain Subsidiaries of Triumph;

~~Triumph Composite Systems, Inc.~~

Triumph Insulation Systems, LLC

Triumph Actuation Systems – Valencia, Inc.

Triumph Actuation Systems, LLC

Triumph Thermal Systems, LLC

Triumph Actuation Systems – Yakima, LLC

Triumph Airborne Structures, LLC

Triumph Controls, LLC

~~Triumph Thermal Systems Maryland, Inc.~~

Triumph Engine Control Systems, LLC

(f) the Boeing Military Division, as the Excluded Receivable Obligor, where one of the below-listed Persons is an Originator, which indebtedness is sold to Citibank, N.A., pursuant to a certain Supplier Agreement, dated as of February 24, 2016, among Citibank, N.A. and certain Subsidiaries of Triumph;

Triumph Controls, LLC

~~Triumph Thermal Systems Maryland, Inc.~~

Triumph Engine Control Systems, LLC

(g) Rolls Royce, its divisions, business units and/or affiliates (each, a “RR Business”), as the Excluded Receivable Obligor(s), where Triumph Gear Systems – Macomb, Inc. or Triumph Gear Systems, Inc. is the Originator, which indebtedness is sold to Citibank, N.A., pursuant to each of the purchase orders and purchase requests made from time to time by any RR Business, Triumph Gear Systems – Macomb, Inc. or Triumph Gear Systems, Inc. for the benefit of Citibank, N.A.;

(h) Raytheon Technologies Corporation and AMI Industries, Inc., their respective divisions, business units, subsidiaries and/or affiliates (each, a “Raytheon Business”), as the Excluded Receivable Obligor(s), where Triumph Actuation Systems – Connecticut, LLC, Triumph Actuation Systems, LLC, Triumph Insulation Systems, LLC or Triumph Thermal Systems, LLC is the Originator, which indebtedness is sold to Citibank, N.A., its branches, subsidiaries and affiliates, pursuant to each of the purchase orders and purchase requests made from time to time by any Raytheon Business or Triumph Actuation Systems – Connecticut, LLC, Triumph Actuation Systems, LLC, Triumph Insulation Systems, LLC or Triumph Thermal Systems, LLC for the benefit of Citibank, N.A.;

(i) Rohr, Inc., its divisions, business units and/or affiliates (each, a “Rohr Business”), as the Excluded Receivable Obligor(s), where Triumph Actuation Systems – Connecticut, LLC is the Originator, which indebtedness is sold to Citibank, N.A., pursuant to each of the purchase orders and purchase requests made from time to time by any Rohr Business or Triumph Actuation Systems – Connecticut, LLC for the benefit of Citibank, N.A.;

(j) Airbus S.A.S., its divisions, business units and/or affiliates (each, an “Airbus Business”), as the Excluded Receivable Obligor(s), where Triumph Actuation Systems, LLC or Triumph Insulation Systems, LLC is the Originator, which indebtedness is sold to Mitsubishi UFJ Investor Services & Banking (Luxembourg) S.A. (“MUFJ”) pursuant to each of the purchase orders and purchase requests made from time to time by any Airbus Business, Triumph Actuation Systems, LLC or Triumph Insulation Systems, LLC for the benefit of MUFJ;

(k) Delta Airlines Inc., its divisions, business units and/or affiliates (each, a “Delta Business”), as the Excluded Receivable Obligor(s), where Triumph Accessory Services – Grand Prairie, Inc., The Triumph Group Operations, Inc. or Triumph Airborne Structures, LLC is the Originator, which indebtedness is sold to Citibank, N.A., pursuant to each of the purchase orders and purchase requests made from time to time by any Delta Business or Triumph Accessory Services – Grand Prairie, Inc., The Triumph Group Operations, Inc. or Triumph Airborne Structures, LLC for the benefit of Citibank, N.A; and

(l) the Boeing Company, its subsidiaries and affiliates, as the Excluded Receivable Obligor(s), where Triumph Insulation Systems, LLC is the Originator, which indebtedness is sold to Citibank, N.A., its branches, subsidiaries and affiliates, pursuant to a certain Supplier Agreement, dated as of April 20, 2021, between Triumph Insulation Systems, LLC and Citibank, N.A.;

in each case whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods or the rendering of services, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto.

“Excluded Receivable Obligor” means, with respect to any Excluded Receivable, the Person obligated to make payments relating to such Excluded Receivable.

“Exiting Purchaser” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.

“Facility Termination Date” means, the earliest to occur of: (a) ~~November 5, 2024~~December 22, 2025, (b) the date determined pursuant to Section 2.2 of this Agreement, (c) the date that is 91 days prior to the stated maturity date (but not any refinancing prior to such stated maturity date) of the 2019 Bonds, provided the 2019 Bonds remain outstanding on such stated maturity date, (d) the date that is 91 days prior to the stated maturity date (but not any refinancing prior to such stated maturity date) of the 2020 Bonds, provided the 2020 Bonds remain outstanding on such stated maturity date, (e) the date that is 91 days prior to the stated

maturity date (but not any refinancing prior to such stated maturity date) of the 2017 Bonds, provided the 2017 Bonds remain outstanding on such stated maturity date, (f) the date which is 30 days after the date on which the Administrator and each Purchaser Agent has received written notice from the Seller of its election to terminate the Purchase Facility and (~~f~~g) the Seller shall fail to cause the amendment or modification of any Transaction Document or related opinion as required by Moody’s or Standard and Poor’s, and such failure shall continue for 30 days after such amendment or modification is initially requested.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letters” has the meaning set forth in Section 1.5 of this Agreement.

“Fees” means the fees payable by the Seller to each member of each Purchaser Group pursuant to the applicable Purchaser Group Fee Letter.

“Final Payout Date” means the latest of (i) the Facility Termination Date, (ii) the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, (iii) the date on which the LC Participation Amount is zero ($0) and no Letters of Credit issued hereunder remain outstanding and undrawn, (iv) the date all other amounts owing to the Purchaser Agents, the Purchasers and the Administrator by the Seller, the Originators, the Servicer and the Performance Guarantor under this Agreement and each of the other Transaction Documents have been paid in full and (v) all accrued Servicing Fees have been paid in full.

“First Lien Indenture” shall mean that certain Indenture, dated as of August 17, 2020, among Triumph, the guarantors party thereto, and U.S. Bank National Association, as trustee and as collateral agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Funded Purchase” shall mean a Purchase that is made pursuant to Section 1.2(b).

“GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.

“GE Capital” means General Electric Capital Corporation.

“Governmental Acts” has the meaning set forth in Section 1.22 of this Agreement.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Initial Closing Date” means August 7, 2008.

“Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 1.10(e) of this Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

~~Judgment Lien” means that certain judgment lien against Triumph Composite Systems, Inc. in favor of Charlotte G. Reves referencing case # 08 9 04293 6, dated May 20, 2008, which is on file in Spokane County, Washington, so long as the aggregate liability with respect to such judgment (including attorney’s fees of the plaintiff) does not exceed $250,000.~~

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

“Largest Foreign Country” means, on any date of determination, the country where Eligible IG Foreign Obligors reside with the largest aggregate Outstanding Balance of Eligible Receivables; provided, however, that such country shall be The United Kingdom, France or Germany.

“LC Bank” has the meaning set forth in the preamble to this Agreement.

“LC Collateral Account” means the account at any time designated as the LC Collateral Account established and maintained by the Administrator (for the benefit of the LC Bank and the LC Participants), or such other account as may be so designated as such by the Administrator.

“LC Fee Expectation” has the meaning set forth in Section 1.18(c) of this Agreement.

“LC Participant” means each Person listed as such (and its respective Commitment) for each Purchaser Group as set forth on the signature pages of this Agreement or in any Assumption Agreement or Transfer Supplement.

“LC Participation Amount” means, at any time, the sum of the undrawn face amount of all Letters of Credit outstanding at such time.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PNC” means PNC Bank, National Association.

“Pool Assets” has the meaning set forth in Section 1.2(d) of this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrator at its main offices in Pittsburgh, Pennsylvania as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrator and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Prior Agreement” has the meaning set forth in the preamble to this Agreement.

“Prior Agreement Outstanding Amounts” has the meaning set forth in the preamble to this Agreement.

“Pro Rata Share” means, as to any LC Participant, a fraction, the numerator of which equals the Commitment of such LC Participant at such time and the denominator of which equals the aggregate of the Commitments of all LC Participants at such time.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which the such Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by such Conduit Purchaser to any Program Support Provider of the Purchased Interest (or portions thereof) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes with respect to each Conduit Purchaser any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“Purchase” has the meaning set forth in Section 1.1(a) of this Agreement.

“Purchase and Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Sale Agreement.

“Purchase Date” means the date of which a Purchase or a reinvestment is made pursuant to this Agreement.

“Purchase Facility” has the meaning set forth in Section 1.1 of the Sale Agreement.

“Purchase Limit” means $~~100,000,000~~75,000,000 , as such amount may be reduced pursuant to Section 1.1(b) of this Agreement or otherwise in connection with any Exiting Purchaser. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the sum of the then outstanding Aggregate Capital plus the LC Participation Amount.

“Purchase Notice” has the meaning set forth in Section 1.2(a) to this Agreement.

“Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

Aggregate Capital + Adjusted LC Participation Amount + Total Reserves

Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of this Agreement.

“Purchaser” means each Conduit Purchaser, each Related Committed Purchaser, each LC Participant and/or the LC Bank, as applicable.

“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent pursuant to an Assumption Agreement or a Transfer Supplement.

“Servicing Fee Rate” shall have the meaning set forth in Section 4.6 of this Agreement.

“Settlement Date” means the 24th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day) provided, however, that on and after the occurrence and during the continuation of any Termination Event, the Settlement Date shall be the date selected as such by the Administrator from time to time (it being understood that the Administrator may select such Settlement Date to occur as frequently as daily or, in the absence of any such selection, the date which would be the Settlement Date pursuant to this definition).

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” means ten basis points (0.10%).

“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).

“Special Obligor” means The Boeing Company or any Affiliate thereof, only for so long as less than 30% of the aggregate Outstanding Balance of all Receivables the Obligor of which is The Boeing Company or any Affiliate thereof constitute Delinquent Receivables (it being understood and agreed that if at any time the condition set forth above is not satisfied, each such Person shall no longer be a Special Obligor).

“Standard & Poor’s” or “S&P” means S&P Global Ratings.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Sub-Servicer” has the meaning set forth in Section 4.1(d) of this Agreement.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” means, with respect to any Person, (i) the total assets of such Person, minus (ii) the total liabilities of such Person, minus (iii) the intangible assets of such Person, each as determined in accordance with GAAP.

“Taxes” means any and all present or future taxes, imposts, duties, deductions, withholdings, assessments, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

“Termination Day” means: (a) each day on which the conditions set forth in Section 2 of Exhibit II to this Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

“Termination Event” has the meaning specified in Exhibit V to this Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrator in its reasonable discretion).

“Term SOFR Rate” means, for any Yield Period, the interest rate per annum determined by the Administrator (rounded upwards, at the Administrator’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a term of one month, as such rate is published by the Term SOFR Administrator, on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Yield Period, as such rate is published by the Term SOFR Administrator. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City, New York time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Reserves” means, at any time the greater of (a) the sum of (i) the Dilution Reserve, (ii) the Loss Reserve and (iii) the Yield Reserve and (b) the sum of (i) the Concentration Reserve and (ii) the Dilution Component Reserve.

“Transaction Documents” means this Agreement, the Lock-Box Agreements, each Purchaser Group Fee Letter, the Sale Agreement, each Company Note, the Performance Guaranty and all other certificates, instruments, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Transfer Supplement” has the meaning set forth in Section 6.3(c) of this Agreement. “Triumph” has the meaning set forth in the preamble to this Agreement.

“Twelve-Month Average Dilution Ratio” means, as of any date, the arithmetic average of the Dilution Ratios for the twelve most recent calendar months.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association 60 days after the original invoice date of such Receivable, (iii) the aggregate Outstanding Balance of all Receivables then in the Receivables Pool with stated maturities which are more than 60 days but less than or equal to 90 days after the original invoice date of such Receivable and (iv) the aggregate Outstanding Balance of all Receivables then in the Receivables Pool which are Delinquent Receivables.

“Yield Period” means (a) with respect to any Portion of Capital funded by the issuance of Notes, (i) initially the period commencing on (and including) the date of the initial Purchase or funding of such Portion of Capital and ending on (but not including) the next occurring Settlement Date, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Yield Period for such Portion of Capital and ending on (but not including) the next occurring Settlement Date; and (b) with respect to any Portion of Capital not funded by the issuance of Notes, (i) initially the period commencing on (and including) the date of the initial Purchase or funding of such Portion of Capital and ending such number of days later (including a period of one day) as the Administrator shall select, and (ii) thereafter, each period commencing on the last day of the immediately preceding Yield Period for such Portion of Capital and ending such number of days later (including a period of one day) as the Seller shall select; provided, that

(i) any Yield Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if Discount in respect of such Yield Period is computed by reference to the ~~BSBY~~Term SOFR Rate, and such Yield Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Yield Period shall end on the next preceding Business Day;

(ii) in the case of any Yield Period of one day, (A) if such Yield Period is the initial Yield Period for a Purchase hereunder (other than a reinvestment), such Yield Period shall be the day of such Purchase; (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and, if the immediately preceding Yield Period is one day, be the day next following such immediately preceding Yield Period; and (C) if such Yield Period occurs on a day immediately preceding a day which is not a Business Day, such Yield Period shall be extended to the next succeeding Business Day; and

(iii) in the case of any Yield Period for any Portion of Capital which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Yield Period shall end on such Facility Termination Date and the duration of each Yield Period which commences on or after the Facility Termination Date shall be of such duration as shall be selected by the Administrator.

“Yield Protection Fee” means, for any Yield Period, with respect to any Portion of Capital, to the extent that (i) any payments are made by the Seller to the related Purchaser in respect of such Capital hereunder prior to the applicable maturity date of any Notes or other ability of the Servicer (or such Affiliate) to perform its obligations under this Agreement or any other Transaction Document to which it is a party.

(f) Credit and Collection Policy. The Servicer and the applicable Originator has complied in all material respects with the Credit and Collection Policy of such Originator with regard to each Receivable originated by such Originator.

(g) Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(h) Bankruptcy Opinion. The statements contained in the most recently delivered Bankruptcy Opinions are, in each case, true and correct with respect to itself.

(i) Anti-Money Laundering/International Trade Law Compliance. No (a) Covered Entity, nor any employees, officers, directors, or affiliates, or, to the knowledge of a Covered Entity, any consultants, brokers, or agents acting on the Covered Entity’s behalf in connection with this Agreement (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, to the extent such transactions or other dealings would be prohibited by any Anti-Terrorism Laws; and (b) Pool Asset is Embargoed Property.

(j) Anti-Corruption Laws. Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures reasonably designed to promote compliance with such Laws.

3. Representations, Warranties and Agreements Relating to the Security Interest. The Seller hereby makes the following representations, warranties and agreements with respect to the Receivables and Related Security:

(a) The Receivables.

(i) Creation. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables included in the Receivables Pool in favor of the Administrator (for the benefit of the Purchasers), which security interest is prior to all other Adverse Claims ~~(other than the Judgment Lien solely in respect of Receivables originated by Triumph Composite Systems, Inc.)~~, and is enforceable as such as against creditors of and purchasers from the Seller.

(ii) Nature of Receivables. The Receivables included in the Receivables Pool constitute either “accounts” or “general intangibles” within the meaning of the applicable UCC.

(iii) Ownership of Receivables. The Seller owns and has good and marketable title to the Receivables included in the Receivables Pool and Related Security free and clear of any Adverse Claim ~~(other than the Judgment Lien solely in respect of Receivables originated by Triumph Composite Systems, Inc.)~~.

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maintaining such account to comply with instructions of any person other than the Administrator, the Seller or the Servicer.

(d) Survival of Supplemental Representations. Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall be continuing, and remain in full force and effect until such time as the Purchased Interest and all other obligations under this Agreement have been finally and fully paid and performed.

(e) Servicer to Maintain Perfection and Priority. In order to evidence the interests of the Administrator under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrator or any Purchaser Agent) to maintain and perfect, as a first-priority perfected security interest, the Administrator’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrator for the Administrator’s authorization and approval, all financing statements, amendments or continuations, or other filings necessary to continue, maintain and perfect the Administrator’s security interest as a first-priority interest. The Administrator’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrator where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrator and each Purchaser Agent.

(f) Collections. If made in accordance with the terms of this Agreement, each remittance of Collections by the Seller to the Purchasers hereunder will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

4. Reaffirmation of Representations and Warranties. On the date of each Purchase and/or reinvestment hereunder, and on the date each Information Package, Weekly Report, Bi-Weekly Report or other report is delivered to the Administrator, any Purchaser Agent or any Purchaser hereunder, the Seller and the Servicer shall each be deemed to have certified that (i) all representations and warranties of the Seller and the Servicer, as applicable, described in this Exhibit III, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such date) and (ii) no event has occurred and is continuing, or would result from such Purchase or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event.

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EXHIBIT IV

COVENANTS

1. Covenants of the Seller. At all times from the date hereof until the Final Payout Date:

(a) Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP as in effect in the appropriate jurisdiction, and the Seller (or the Servicer on its behalf) shall furnish to the Administrator and each Purchaser Agent:

(i) Annual Reporting. Promptly upon completion and in no event later than 120 days after the close of each fiscal year of the Seller, annual unaudited financial statements of the Seller certified by a designated financial or other officer of the Seller.

(ii) Information Packages. As soon as available and in any event not later than two Business Days prior to each Settlement Date, an Information Package as of the most recently completed calendar month.

(iii) Weekly Reports. If ~~requested by~~ the Administrator, in its sole discretion, ~~at any time while a Ratings Trigger Event is continuing~~has notified the Borrower or the Servicer in writing that Weekly Reports will be required, as soon as available and in any event not later than five Business Days after the last day of each calendar week, a Weekly Report as of the most recently completed calendar week.; provided, however, that Weekly Reports shall not be required until five (5) Business Days have elapsed since the Administrator delivered such notice; provided, further, that the Administrator may revoke any such notice at any time in its sole discretion by written notice to the Seller and the Servicer, and upon such revocation, Weekly Reports will no longer be required unless otherwise specified by the Administrator pursuant to the preceding proviso.

(iv) Bi-Weekly Reports. As soon as available and in any event not later than five Business Days after the last day of every other calendar week (starting with the calendar week ending December 22, 2023), a Bi-Weekly Report as of the most recently completed calendar week.

(v) ~~(iv)~~ Other Information. Such other information (including non-financial information) as the Administrator may from time to time reasonably request.

(b) Notices. The Seller will notify the Administrator and each Purchaser Agent in writing of any of the following events promptly upon (but in no event later than three Business Days after) a financial or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Termination Events or Unmatured Termination Events. The occurrence of any Termination Event or Unmatured Termination Event together with a statement of the chief financial officer or chief accounting officer of the Seller setting of the Servicer stating, among other things, that no Termination Event or Unmatured Termination Event exists, or if any Termination Event or Unmatured Termination Event exists, stating the nature and status thereof.

(ii) Information Packages. As soon as available and in any event not later than ~~four~~two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed calendar month.

(iii) Weekly Reports. If ~~requested by~~ the Administrator, in its sole discretion, ~~at any time while a Ratings Trigger Event is continuing~~has notified the Borrower or the Servicer in writing that Weekly Reports will be required, as soon as available and in any event not later than five Business Days after the last day of each calendar week, a Weekly Report as of the most recently completed calendar week.; provided, however, that Weekly Reports shall not be required until five (5) Business Days have elapsed since the Administrator delivered such notice; provided, further, that the Administrator may revoke any such notice at any time in its sole discretion by written notice to the Seller and the Servicer, and upon such revocation, Weekly Reports will no longer be required unless otherwise specified by the Administrator pursuant to the preceding proviso.

(iv) Bi-Weekly Reports. As soon as available and in any event not later than five Business Days after the last day of every other calendar week (starting with the calendar week ending December 22, 2023), a Bi-Weekly Report as of the most recently completed calendar week.

(v) ~~(iv)~~ Other Information. Such other information (including non-financial information) as the Administrator or any Purchaser Agent may from time to time reasonably request.

(b) Notices. The Servicer will notify the Administrator and each Purchaser Agent in writing of any of the following events promptly upon (but in no event later than three Business Days after) a financial or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Termination Events or Unmatured Termination Events. The occurrence of any Termination Event or Unmatured Termination Event together with a statement of the chief financial officer or chief accounting officer of the Servicer setting forth details of such Termination Event or such Unmatured Termination Event and any action which the Servicer proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty to be true (when made or deemed made) in any material respect with respect to the Pool Receivables.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could have a Material Adverse Effect with respect to the Servicer.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Pool Receivables or Collections with respect thereto ~~(other than the creditor related to the Judgment Lien solely in respect of Receivables originated by Triumph Composite Systems, Inc.),~~ (B) any Person other than the Seller, the Servicer or the Administrator shall obtain any rights or direct any action with respect to any Lock-Box Account (or related lock-box or post office box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer, Triumph, an Originator or the Administrator.

(v) ERISA and Other Claims. (A) Upon the occurrence of a Reportable Event, such that the Servicer or any ERISA Affiliate is required to file a report or notice with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor, that could result in the imposition of liability on the Servicer and/or any such Affiliate, (B) upon the receipt of notice of a filing of a report or notice of a Reportable Event from any of the foregoing entities or a Multiemployer Plan that could result in the imposition of liability on the Servicer and/or any such Affiliate, (C) upon the withdrawal by either the Servicer or any ERISA Affiliate from a Multiemployer Plan in either a complete withdrawal or a partial withdrawal that results in or is reasonably likely to result in the imposition of a liability with respect to the Servicer and/or any such Affiliate, or (D) upon the claim of a Multiemployer Plan against the Servicer or any ERISA Affiliate with respect to a failure of Servicer or any ERISA Affiliate to make contributions to such Multiemployer Plan.

(c) Conduct of Business. The Servicer will (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and (ii) do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and (iii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(d) Compliance with Laws. The Servicer will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

(e) Furnishing of Information and Inspection of Receivables. The Servicer will furnish to the Administrator and each Purchaser Agent from time to time such information with respect to the Pool Receivables as the Administrator or such Purchaser Agent may reasonably request. The Servicer will, at the Servicer’s expense, at any time and from time to time during regular business hours with prior written notice (i) permit the Administrator or any Purchaser Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Pool Assets and (B) to visit the offices and properties of the Servicer for the purpose of examining such books and records, and to discuss matters relating to the Pool Receivables, other Pool Assets or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent certified public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon reasonable prior written notice from the Administrator, permit certified public accountants or other auditors acceptable to the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(j) Change in Payment Instructions to Obligors. The Servicer shall not add to, replace or terminate any of the Lock-Box Accounts (or any related lock-box or post office box) listed in Schedule II hereto or make any change in its instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related lock-box or post office box), unless the Administrator and each Purchaser Agent shall have received (x) prior written notice of such addition, termination or change and (y) signed and acknowledged Lock-Box Agreements with respect to such new Lock-Box Accounts (or any related lock-box or post office box).

(k) Ownership Interest, Etc. The Servicer shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first-priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim ~~(other than the Judgment Lien solely in respect of Receivables originated by Triumph Composite Systems, Inc.)~~ in favor of the Administrator (on behalf of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (on behalf of the Purchasers) as the Administrator or any Purchaser Agent, may reasonably request.

(l) Bankruptcy Opinion. The Servicer shall comply with all covenants and obligations assumed to be complied with by it in the Bankruptcy Opinion as if such covenants and obligations were set forth herein.

(m) ~~Judgment Lien. Until the Judgment Lien is satisfied in full, the Servicer shall cause Triumph Composite Systems, Inc., as Originator, to set aside and maintain adequate reserves therefor. Upon the full satisfaction of the Judgment Lien, the Servicer shall cause Triumph Composite Systems, Inc. to promptly take all steps necessary to cause all filings in respect of the Judgment Lien to be released.~~[Reserved].

(n) [Reserved].

(o) Sanctions and other Anti-Terrorism Laws. The Servicer hereby covenants and agrees that no Covered Entity nor its Subsidiaries will not: (a) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the facilities to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) repay the Capital or any other obligations of the Seller with Embargoed Property or funds derived from any unlawful activity; (d) permit any Pool Asset to become Embargoed Property; or (e) cause any Purchaser, any Purchaser Agent, the LC Bank or the Administrator to violate any Anti-Terrorism Law.

EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a) (i) the Seller, Triumph, any Originator or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document, except as otherwise provided herein, such failure shall, solely to the extent capable of cure, continue for 15 days after the earlier of any such Person’s knowledge or notice thereof or (ii) the Seller, Triumph, any Originator or the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall remain unremedied for two Business Days after the earlier of any such Person’s knowledge or notice thereof;

(b) any representation or warranty made or deemed made by the Seller, any Originator or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by the Seller or the Servicer or any Originator pursuant to this Agreement or any other Transaction Document, shall fail to have been true or correct in any material respect when made or deemed made or delivered and shall remain incorrect or untrue for 10 days after knowledge or notice thereof (if the representation or warranty is of a type that is capable of being cured);

(c) the Seller or the Servicer shall fail to deliver any Information Package or, Weekly Report or Bi-Weekly Report when due pursuant to this Agreement, and such failure shall remain unremedied for ~~five~~two Business Days after the earlier of such Person’s knowledge or notice thereof;

(d) this Agreement or any Purchase or reinvestment pursuant to this Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable first-priority perfected undivided percentage ownership or security interest in favor of the Administrator (for the benefit of the Purchasers) in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim ~~(other than the Judgment Lien solely in respect of Receivables originated by Triumph Composite Systems, Inc.)~~, or (ii) cease to create with respect to the Pool Assets in favor of the Administrator (for the benefit of the Purchasers), or the interest of the Administrator (for the benefit of the Purchasers) with respect to such Pool Assets shall cease to be, a valid and enforceable first-priority perfected security interest, free and clear of any Adverse Claim ~~(other than the Judgment Lien solely in respect of Receivables originated by Triumph Composite Systems, Inc.)~~;

(e) the Seller, Triumph, the Servicer or any Originator shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, Triumph, the Servicer or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for

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relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, Triumph, the Servicer or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph;

(f) (i) the (A) Default Ratio shall exceed ~~3.5~~4.0% or (B) Delinquency Ratio shall exceed ~~(x) solely for the calendar months of August 2020, September 2020 and October 2020, respectively, 15.0%, and (y) for any other calendar month, 12.0~~15.0%, (ii) the average for three consecutive calendar months of: (A) the Default Ratio shall exceed ~~2.5~~3.0%, (B) the Delinquency Ratio shall exceed ~~(x) solely for the three calendar month periods ending on the last day of August 2020, September 2020 and October 2020, respectively, 12.5% and (y) for any other three calendar month period, 10.0%~~12.0%, or (C) the Dilution Ratio shall exceed 4.5% or (iii) Days’ Sales Outstanding exceeds 65 days;

(g) a Change in Control shall occur;

(h) the Purchased Interest shall exceed 100% for two consecutive Business Days;

(i) (A) a default or event of default shall occur at any time under the terms of any other agreement involving Material Indebtedness, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any such Material Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any such Material Indebtedness (and such right shall not have been waived) or the termination of any commitment to lend thereunder, or (B) without limiting the foregoing, there occurs and is continuing any event of default giving rise to a right of acceleration or termination under (x) the 2017 Bonds, (y) the 2019 Bonds, (z) the 2020 Bonds, (aa) the Unsecured Indenture, (bb) the First Lien Indenture, and (cc) the Second Lien Indenture;

(j) the occurrence of any event that results in or is reasonably likely to result in either the Internal Revenue Service or the Pension Benefit Guaranty Corporation filing one or more notices of lien asserting a claim or claims pursuant to the Internal Revenue Code, or ERISA, as applicable, against the assets of Seller, Triumph, any Originator or any ERISA Affiliate;

(k) a Purchase and Sale Termination Event shall have occurred;

(l) Triumph shall fail to perform in any material respect any of its obligations under the Performance Guaranty;

(m) any Letter of Credit is drawn upon and is not fully reimbursed in accordance with Section 1.17 of this Agreement; and

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SCHEDULE VI

COMMITMENTS

Related Committed Purchaser	Commitment
PNC	$	~~100,000,000~~75,000,000.

Schedule VI-1

ANNEX I

CLOSING MEMORANDUM

(attached)

Annex I-1

ANNEX J

BI-WEEKLY REPORT

(attached)

Annex IJ-1

EXHIBIT B

UCC-3 TERMINATIONS TO BE FILED

(attached)

Exhibit B	A&R RPA Amendment #4 (Triumph)

EXHIBIT C

UCC-1s TO BE TERMINATED

Released Originator	Filing Office	Identification Number	Filing Date
Triumph Thermal Systems—Maryland, Inc.	Delaware Secretary of State	2022 3046158	April 11, 2022
Triumph Composite Systems, Inc.	Delaware Secretary of State	2022 3046968	April 11, 2022

Exhibit C	A&R RPA Amendment #4 (Triumph)